Exhibit 99.1

World Fuel Services Corporation CEO Enters into Pre-Arranged Stock Trading Plan

MIAMI--(BUSINESS WIRE)--September 16, 2011--World Fuel Services Corporation (NYSE:INT) today announced that its Chairman and Chief Executive Officer, Paul H. Stebbins, has entered into a pre-arranged, non-discretionary stock trading plan.

Under the newly adopted plan, beginning on October 14, 2011 and ending on October 14, 2012, Mr. Stebbins may sell a maximum of 150,000 shares, which represents approximately 20% of his holdings. The sales are being made for diversification and tax planning purposes and will be publicly disclosed through Form 4 filings with the Securities and Exchange Commission. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and World Fuel Services’ policies regarding stock transactions.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries and territories, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 48 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company's global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBO's), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns,
Executive Vice President & Chief Financial Officer
or
Francis X. Shea, 305-428-8000
Executive Vice President & Chief Risk and Administrative Officer